UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
                                 Amendment No. 1

                      Navios Maritime Acquisition Corporation
                                 (Name of Issuer)

                                   Common Stock
                         (Title of Class of Securities)

                                    Y62159101
                                  (CUSIP Number)

                                December 31, 2010

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                               CUSIP No. Y62159101


       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Brahman Capital Corp.

       2.    Check the Appropriate Box if a Member Of a Group (See Instructions)

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power:   1,564,568
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 1,564,568

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person
             1,564,568

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 3.18%

       12.   Type of Reporting Person (See Instructions) CO


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                               CUSIP No. Y62159101


       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Brahman Management, L.L.C.

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power:  1,206,971
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power:  1,206,971

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person
             1,206,971

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 2.45%

       12.   Type of Reporting Person (See Instructions) OO

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                               CUSIP No. Y62159101


       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Peter A. Hochfelder

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power:  1,564,568
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power: 1,564,568

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person:
             1,564,568

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 3.18%

       12.   Type of Reporting Person (See Instructions) IN

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				CUSIP No. Y62159101


       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Robert J. Sobel

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

              5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power:  1,564,568
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power: 1,564,568

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person:
             1,564,568

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 3.18%

       12.   Type of Reporting Person (See Instructions) IN

				CUSIP No. Y62159101


       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Mitchell A. Kuflik

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             [X] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

              5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power:  1,564,568
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power: 1,564,568

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person:
             1,564,568

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 3.18%

       12.   Type of Reporting Person (See Instructions) IN

Item 1. (a)  Issuer: Navios Maritime Acquisition Corporation

Item 1. (b)  Address of Issuer's Principal Executive Offices:

	     85 Akti Miaouli Street
	     Piraeus, Greece 185 38

Item 2. (a)  Name of Person Filing:
             Brahman Capital Corp.
	     Brahman Management, L.L.C.
             Peter A. Hochfelder
	     Robert J. Sobel
	     Mitchell A. Kuflik

        (b)  Address of Principal Business Offices:

             655 Third Avenue
	     11th Floor
	     New York, New York 10017

        (c)  Citizenship:
             Please refer to Item 4 on each cover sheet for each Reporting Person

        (d)  Title of Class of Securities
             Common Stock

        (e)  CUSIP Number: Y62159101

Item 3.  Not Applicable

Item 4.  Ownership

         See Items 5-9 and 11 on each cover sheet for each Reporting
	 Person

Item 5.  Ownership of Five Percent or Less of a Class

	 X

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

	 Not Applicable

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Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Please see Joint Filing Statement

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2011
                                       Brahman Capital Corp.

                                       By: /s/ Peter A. Hochfelder
                                       --------------------------
                                       Name:  Peter A. Hochfelder
                                       Title: President

                                       Brahman Management, L.L.C.

                                       By: /s/ Peter A. Hochfelder
                                       --------------------------
                                       Name:  Peter A. Hochfelder
                                       Title: Managing Member

                                       By: /s/ Peter A. Hochfelder
                                       --------------------------
                                       Name:  Peter A. Hochfelder

				       By: /s/ Robert J. Sobel
                                       --------------------------
                                       Name:  Robert J. Sobel

				       By: /s/ Mitchell A. Kuflik
                                       --------------------------
                                       Name:  Mitchell A. Kuflik

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			JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on this Schedule 13G/A, dated February 14, 2011, (the "Schedule 13G/A"), with respect to the Common Stock of Navios Maritime Acquisition Corporation is filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to this Schedule 13G/A. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G/A, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 14th day of February 2011.

 				       Brahman Capital Corp.

                                       By: /s/ Peter A. Hochfelder
                                       --------------------------
                                       Name:  Peter A. Hochfelder
                                       Title: President

                                       Brahman Management, L.L.C.

                                       By: /s/ Peter A. Hochfelder
                                       --------------------------
                                       Name:  Peter A. Hochfelder
                                       Title: Managing Member


                                       By: /s/ Peter A. Hochfelder
                                       --------------------------
                                       Name:  Peter A. Hochfelder


				       By: /s/ Robert J. Sobel
                                       --------------------------
                                       Name:  Robert J. Sobel


				       By: /s/ Mitchell A. Kuflik
                                       --------------------------
                                       Name:  Mitchell A. Kuflik

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